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      EXHIBIT 5.0   OPINION OF MULDOON, MURPHY & FAUCETTE LLP RE:  LEGALITY



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              [MULDOON, MURPHY & FAUCETTE LETTERHEAD APPEARS HERE]





                                 March 23, 1999




Board of Directors
Richmond County Financial Corp.
1214 Castleton Avenue
Staten Island, New York 10310

            Re:   Bayonne Bancshares, Inc. 1995  Incentive Stock Option Plan, as
                  amended  and  restated  and  Bayonne  Bancshares,   Inc.  1998
                  Stock-Based Incentive Plan

Gentlemen:

      We have been requested by Richmond County Financial Corp. (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of 206,491 shares of the Company's common stock, $.01 par value, that may be issued under the Bayonne Bancshares, Inc. 1995 Stock Option Plan, as amended and restated (the "Plan") and of 218,660 shares of the Company's common stock, $.01 par value, that may be issued under the Bayonne Bancshares, Inc. 1998 Stock-Based Incentive Plan (the "Incentive Plan") (collectively, the "Shares"). We understand that the Company has succeeded to the obligations of Bayonne Bancshares, Inc. under the Plan and the Incentive Plan upon the consummation of the acquisition of Bayonne Bancshares, Inc. by the Company on March 22, 1999.

      We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary, Richmond County Savings Bank.

      Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the right to purchase shares of Bayonne Bancshares, Inc. common stock reserved under the Plan and the Incentive Plan upon the occurrence of the acquisition of Bayonne Bancshares, Inc. by the Company becomes the right to purchase shares of the Company, in an amount adjusted to reflect the exchange ratio of 1.05 shares of Company common stock for each share of Bayonne Bancshares, Inc. common stock (the "Exchange Ratio"), and that the exercise prices are similarly adjusted. It is our further opinion that the Shares have been duly authorized and upon payment for and issuance of the Shares in the manner described in the Plan and in the Incentive Plan and the outstanding option agreements, as duly amended to reflect the Exchange Ratio and adjusted exercise prices will be legally issued, fully paid and nonassessable.


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Board of Directors
March 23, 1999
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      The  following  provisions  of the  Certificate  of  Incorporation  of the
Company may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Company's common stock:

      (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of subsection C.7 of Article EIGHTH authorizing the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

      (b) Article NINTH, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading "Interests of Named Experts and Counsel."


                                          Sincerely,



                                          /s/ MULDOON, MURPHY & FAUCETTE LLP